Distribution and Service Center Agreement between Bovie and Symbol

Bovie Medical Corporation (hereinafter referred to as “Bovie”) is the manufacturer and provider of Bovie’s electrosurgical RF generators (the “Products”); and wishes to set up its distribution and service center named Bovie Medical Limited (hereinafter referred to as the “Bovie-HK”) to provide distribution which includes marketing, support and servicing of the Products for sale in the Markets (see Appendix 1).

WHEREAS, Bovie wishes to appoint and authorize Symbol Medical Limited (hereinafter referred to as “Symbol”) and Symbol wishes to accept such appointment, to set up Bovie-HK in Hong Kong on the terms and conditions set forth herein.

NOW, THEREFORE, Bovie and Symbol agree as follows:

Section 1	Operations of Bovie-HK

1.1.1
Symbol agrees to set-up Bovie-HK upon the effective day of this agreement. Bovie-HK will be operated and managed by Symbol independently in this phase. In this phase, the Products will be assembled at Bovie and sold to Bovie-HK. Bovie-HK will function as a distribution and service center of the Products in Markets.

1.1.2
Subsequent to the commencement of this agreement, Bovie and Symbol will further negotiate with the intent to form a Joint Venture transforming Bovie-HK, from independent ownership by Symbol to a possible co-ownership by both parties.

1.1.3
The parties agree that prior to the commencement of business pursuant to this agreement non-disclosure / confidentiality agreements, agreeable to Bovie, shall be executed by Modern Medical Equipment Manufacturing LTD, Symbol Medical Limited, PSC Corporation and their affiliates, if any.

Section 2	Appointment of Distribution Center

2.1	Distribution Center for Existing Customers

2.1.1
Grant of Distribution Right - Bovie hereby appoints Bovie-HK as the distributor to solicit and collect orders and service for the products use within the Markets. Bovie-HK shall serve as a distribution center and be responsible for re-distribution and inquiries of the Products and carry out marketing of the Products in the Markets.

Bovie agrees that within thirty (30) days of the signing of this agreement it will notify existing distributors of the agreement’s execution. Under no circumstances shall Symbol or any of its affiliates provide such notification without Bovie’s consent.

Bovie-HK agrees that Bovie can continue to carry on relationships between Bovie and its Far East Distributors as described in Appendix B. All distribution relationships between Bovie and its existing distributors shall not be changed during the effectiveness of their agreements. Bovie agrees to provide the cooperation time of each of the current distributors to Bovie-HK as reference.

Bovie and Symbol agree that any change in business relationships between Bovie and its existing creditors must be mutually agreed upon.

Bovie shall have the right to ship the Products directly to its existing distributors in the Markets or through Bovie-HK for final inspection, as it chooses. Bovie-HK will receive minimum 5% handling charge from Bovie for all shipments executed and delivered by Bovie or Bovie-HK to existing customers after effectiveness of this agreement.

2.1.2	Management of Loaner Units

Bovie will provide Bovie-HK, at its expense, reasonable quantities of Product to be used as loaner units for customers during any repair period. Bovie-HK shall provide equivalent loaner units to customers for temporary operation or replacement of defective Products, depends on individual case and customer’s need. Such defective Products which are superseded by replacement loaner units shall be exchanged by Bovie-HK at additional charge, if functional or physical condition of the replacement unit is superior to the defective Product. Bovie-HK will execute a Product Traceability System for documentation of serial number, lot number and relevant information supporting the instant replacement service.

Bovie-HK shall furnish to Bovie a business plan for determination of service fee and handling charge paid to and received by Bovie-HK., for the management of its loaner unit service of the Products.

2.1.3	Purchase Orders

During the first year of execution of this Agreement, all Purchase Orders from existing customers for the Products in the Markets are to be addressed to Bovie. After the first year of execution, Bovie will ship Bovie-HK several sets of Product as inventory depends on the sales quantity of the first year and the forecast of coming annual. Bovie will notify Bovie-HK if any Product to be shipped via Bovie-HK for final inspection and Bovie-HK will be responsible to arrange shipment of such products to customers after its final inspection.

2.2	Distribution Centre for Marketing of New Customers

2.2.1	Marketing of Products

Bovie-HK shall sign distribution agreements, only if mutually agreed upon by Bovie, to sell the Products to new customers in the Markets. Bovie-HK shall prepare, adopt, and implement a business, marketing and sales plan of reasonable scope and detail, and shall dedicate sufficient personnel and resources for the advancement and accomplishment of such plan.

2.2.2	Products and Services, Promotional Materials

Bovie will supply Bovie-HK with a reasonable quantity of promotional materials, such as literature, catalogues, leaflets, and other advertising material relating to the Products. Bovie-HK shall have the right to incorporate Bovie’s literature. Bovie agrees to grant Bovie-HK a license to use “Bovie” and “Bovie-Asia” on Bovie-HK’s literature during the effective period of this agreement. Bovie shall be responsible to review in advance and comment on the combined promotional Product in the interest of assuring accuracy and completeness of the information therein. Any change, other than strict translation of promotional materials shall be submitted to Bovie for final approval. The cost of establishing promotion materials and translations will be at Bovie-HK’s expense or their assigned distributor’s expense. Under no circumstances shall Bovie be responsible for these costs.

Copyrights, patent rights, trademark rights, trade name rights or other similar rights under Chinese law shall inure to the sole benefit of Bovie, and Symbol and Bovie-HK, or its affiliates, will not contest Bovie’s right title and interest to any of the above anywhere in the world.

2.2.3	Bovie’s pricing to Bovie-HK
The Price of the Products paid by Bovie-HK to Bovie shall be determined by suggested list prices as described in Appendix C.

The suggested list prices shall generally apply and discount terms to Bovie-HK shall be reviewed and considered for adjustment.

2.2.4	Bovie-HK’s pricing to Customers in the Markets

Prices charged new customers for the Products distributed by Bovie-HK in the Markets shall be mutually agreed upon between Bovie and Bovie-HK. Price quotations shall include, in addition to prices for the Products, prices for supporting services provided by Bovie-HK.

2.2.5
Purchase Orders from new customers for the Products in the Markets are to be addressed to Bovie-HK. Bovie-HK shall in turn place a purchase order of Bovie-HK to Bovie with the suggested list price between Bovie and Bovie-HK.

2.3	PSC Corporation

2.3.1	Registration and applying documents

Bovie approves Symbol’s designation of its affiliate PSC Corporation, a corporation organized and existing under the Laws of the People’s Republic of China with its principal place of business at Room 2004-05, 20/F, Huaxin Building East, Shuiyin Road No. 2, DongShan District, Guangzhou (hereinafter referred to as “PSC”) for the registration of sales and distributions, repairing and assembling of the Products in China. The cost of registration will be at Symbol’s own expense.

Bovie will issue a warrant of attorney to appoint PSC as its exclusive representative of distribution, repairing and assembling of the Products in China. PSC will use its best efforts to apply and obtain licenses necessary for distribution, repairing and assembly of the Products within nine (9) months after receipt of Authorization Notification and all others relevant documents from Bovie.

Upon incorporation, PSC will serve as the exclusive distribution and service center of Bovie in China to establish distribution channel and support the Markets for Products and accessories.

2.3.2	Accessories Pricing

Bovie shall offer Bovie-HK Prefer Pricing Schedule for all accessories. Bovie-HK shall offer Bovie’s existing customers all accessories at its existing pricing. Neither the existing customers nor new customers shall pay Bovie-HK a pricing higher than the Listed-Price provided by Bovie.

2.4	Other Obligations

2.4.1	Warranties

Symbol and Bovie-HK will hold itself out to customers as a distribution and service center of Bovie. Symbol and Bovie-HK shall make no warranties with respect to the Products which exceed the Warranties made by Bovie.

2.4.2	Modification in Pricing

If Bovie changes list prices, Bovie shall give Sixty (60) days written notice to Bovie-HK. However, outstanding customer quotations based upon the price list in effect prior to a price change shall be honored for up to Ninety (90) days from the date of notice of the price change.

2.4.3	Payment Collection

Bovie-HK shall collect full payment for all orders received from new customers and keep accounting records of costs and sales. Bovie-HK shall pay Bovie within 30 days upon receipt of payment from customers. Any payment term offered by Bovie-HK to new customers beyond net 30 days shall be mutually agreed upon by Bovie and Bovie-HK.

Bovie shall pay Bovie-HK within 30 days after shipment of inspected goods or for providing management and/or repairing services.

2.4.4	Product Shipment

Bovie shall ship the Products to fulfill orders of customers in the Markets to Bovie-HK or according to Bovie-HK instructions pursuant to the purchase order submitted to Bovie by Bovie-HK.

2.4.5	Export Control Regulation

Bovie will use its best efforts to assist Bovie-HK to facilitate any import processing by Bovie-HK with regard to all required documents and information. In the event that the Products and the Components parts and materials thereof are the object of export regulations of the Markets, Bovie-HK will use its best effort to apply or and obtain the license necessary for Bovie-HK’s export of such Products to the Markets (with Bovie’s authorization). Bovie agrees to comply with all applicable export control laws and regulations relating to the Products. Bovie will also use its best efforts to provide information necessary for Bovie-HK to comply with all applicable export control laws and regulations relating to the Products.

Bovie represents and warrants that the Products supplies hereunder are produced and delivered in accordance with all applicable laws, rules and regulations, including but not limited to those laws, rules and regulations governing Product Safety.

Section 3	Appointment of Repairing Services Center

3.1	During the terms of Agreement, Bovie-HK will provide the following service to the Products for the Markets:
a.	repair service;

b.	technical support relating to the use, operation and general knowledge of the Products;

c.	insuring the repaired Products can meet quality standards.

3.2	Cost and Expenses of Repairing

The warranty period of Products extends for 24 months after the purchase date.

The replacement of PC Boards or components shall be provided by Bovie-HK free of charge upon evidence of acknowledgement by a user within the warranty period. The replacement of any parts or components shall be provided by Bovie at customer’s own expense beyond the warranty period.

Any expense of examination or inspection provided within warranty period of the Products shall be paid by Bovie to Bovie-HK. The expense of repairing services provided within the warranty period of the Products shall be paid by Bovie to Bovie-HK in accordance with the actual repair work provided by Bovie-HK. The actual costs of inspection tests and components may be requested for such products repaired and shall be listed specifically, case by case, in Hong Kong Dollars and United States Currency, and provided to Bovie on a quarterly basis. Any expense of repair services provided beyond the warranty period of the Products shall be at the customer’s expense ( The suggested repair prices as described in Appendix D.)

3.3	Maintenance of Quality and Safety standards

3.3.1	Quality Standard

Bovie will provide Bovie-HK, at its expense, the specification, detail requirements, technical standard drawings of all parts, components and equipment used for assuring the various kinds of technological specifications of the Products after repair and all tools that are required to use in the repair work.

Bovie-HK hereby agrees to strictly comply with quality standards of the Products for repair work of the Products hereunder. At the request of Bovie-HK, Bovie agrees to submit to Bovie-HK its quality control and inspection data for Bovie-HK’S inspection. Bovie shall give Bovie-HK pertinent advice or instruction for Bovie-HK’s reference and compliance.

In the event problems arise out of the Procedure of Acceptance of the Products, Bovie shall assist Bovie-HK to solve the problems and complete the procedure or Acceptance.

3.3.2	Repair and Product Warranty

Bovie warrants that the Products manufactured meets Bovie’s requirements for production at its manufacturing facilities with final checking in Bovie-HK’s facilities.

Bovie shall assist Bovie-HK to repair or fix any breakdown in Products, and provide the PC Board for repair at its expense and at a fixed price beyond the warranty period.

3.3.3	Technical Information

Bovie shall use its best efforts to provide Bovie-HK with copy of specification and instruction manuals for each Product.

Bovie may make any modification of specifications and keep Bovie-HK informed of the modifications with reasons for such changes.

3.3.4	Technical Support and Training

For the purpose of improving the repair technique of technicians in Bovie-HK, Bovie shall provide training for repair work by Bovie-HK as Bovie-HK requires. In addition, Bovie shall send its staff to guide Bovie-HK technicians in their repair work and to furnish them with the latest technological know-how necessary to properly train them. Bovie shall certify Bovie-HK’s repair service quality and capabilities when they meet Bovie’s standards.

3.3.5	Indemnity

Assembly, sale, use or other disposition of the Products as well as quality guarantee to customers, responsibility for product liability, advertising and servicing of the Products, obtaining approval(s) for the Products pursuant to any standard, legal or otherwise applicable to the Product, shall be made by Bovie at its expense. Symbol and Bovie-HK and its subsidiaries and/or affiliates shall not be responsible therefore to Bovie or any third party. Bovie shall indemnify Bovie-HK for and hold Symbol and Bovie-HK (or all of the above subsidiaries and affiliates) harmless from any liabilities, damages and costs and expenses arising out of or in connection with its operations.

In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Agreed and Accepted By:      Agreed and Accepted By:

___________________      ____________________

Moshe Citronowicz      Alex Fung
Vice President/COO      Shareholder and Director
Bovie Medical Corporation     Symbol Medical Limited

Appendix B

Existing distributors of Bovie assigned in the Markets

The Markets covered by this Agreement and the existing Exclusive Asia Distributors in each of those Markets are as follows:

Country	Tier	Models	Distributor	Contract Until

Thailand	One	ALL	AFTA Service & Supply Company	Dec 2005
Japan	One	IDS	Air Water Inc.	Dec 2005
Philippines	Two	ALL	Biomedica Health care	To be advised
Korea	Two	ALL excepts IDS	Hyup-Jin Trading Co Ltd	Dec 2005
Taiwan	One	ALL	Kingjing International	Dec 2005
Malaysia	One	ALL	Labo-medica Pte, Ltd	Dec 2005
Singapore	One	ALL	Labo-medica Pte, Ltd	Dec 2005
Indonesia	One	ALL	Labo-medica Pte, Ltd	Dec 2005
Japan	One	ALL excepts IDS	Medical U & A Inc.	Dec 2005
Vietnam	Two	ALL	VIMEC	Dec 2005
Hong Kong	One	ALL	VITA	Dec 2005
India	To be Advised	IDS	Edifice	To be advised

Appendix C
Suggested Purchasing Price

The Suggested Price of the Products purchasing from Bovie-HK to Bovie and suggested price from Bovie-HK to new customers:

Model	Descriptions
Aaron A900	Aaron 900 High Frequency Desiccator
Aaron A950	Aaron 950 High Frequency Electrosurgical Generator
Aaron A1250	Aaron 1250 High Frequency Electrosurgical Generator
Bovie IDS-200	Electrosurgical Generator
Bovie IDS-300	High Frequency Electrosurgical Generator

Model	The Highest Unit Price from Bovie-HK to customer (FOB HK)	Discount offered By Bovie to Bovie-HK	Depot Price from Bovie to Bovie-HK (Door to Door)
A900	USD666.75	Minimum 5%	USD633.41
A950	USD1286.25	Minimum 5%	USD1221.94
A1250	USD1758.75	Minimum 5%	USD1670.81
IDS-200	USD3144.75	Minimum 5%	USD2987.51
IDS-300	USD3984.75	Minimum 5%	USD3785.51

The final pricing and discount offered for any shipment by Bovie to Bovie-HK will be further determined by both parties.

Appendix D
Suggested Price of Repairing Services

The suggested price for repairing services from Bovie-HK to customers equal to:

[The material cost of replacement parts] multiplier two (2) or three (3) plus [Labor cost of repairing in Bovie-HK] plus [Overhead cost of Bovie-HK] plus [Transportation cost from Bovie-HK to customer].

Appendix 1
The Markets

The “Markets” referenced in the agreement are as follows:

Far East

Australia

New Zealand